Exhibit 15.1

June 12, 2020

Pfizer Inc.

New York, New York

Re: Registration Statement No. 333-234337

With respect to the subject registration statement and the proxy statement/prospectus that forms a part thereof, we acknowledge our awareness of the incorporation by reference therein of our report dated June 12, 2020 related to our review of interim financial information, which report appears in the Form 8-K of Mylan N.V. dated June 12, 2020.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York